Exhibit 99.2

Second Sight

Q4 2015 Earnings Conference Call Script

Operator: (customary introduction)

Lisa Wilson:

Thank you Colin. Good afternoon, and welcome to Second Sight’s fourth quarter and full year 2015 earnings call. This is Lisa Wilson of In-Site Communications, investor relations for Second Sight. With me on today's call are Robert Greenberg, Chairman of the Board of Directors, Will McGuire, President and Chief Executive Officer, and Thomas Miller, Chief Financial Officer of Second Sight.

At the close of market, the Company issued a press release detailing financial results for the fourth quarter and full year ended December 31, 2015. The press release can be accessed through the Investor Relations section of the Second Sight website at www.secondsight.com. You can also access the webcast of this call from there.

Before we get started, I would like to remind everyone that any statements made on today’s conference call that express a belief, expectation, projection, forecast, anticipation or intent regarding future events and the company's future performance may be considered forward-looking statements as defined by the Private Securities Litigation Reform Act. These forward-looking statements are based on information available to Second Sight management as of today, and involve risks and uncertainties, including those noted in this morning's press release and Second Sight’s filings with the SEC. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those projected in the forward-looking statements. Second Sight specifically disclaims any intent or obligation to update these forward-looking statements, except as required by law.

A telephone replay of the call will be available shortly after completion of this call for the next two weeks. You'll find the dial-in information in today's press release. The archived webcast will be available for one month on the company's website, www.secondsight.com.

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For the benefit of those who may be listening to the replay or archived Webcast, this call was held and recorded on March 3, 2016. Since then, Second Sight may have made announcements related to the topics discussed, so please reference the company's most recent press releases and SEC filings.

And with that I’ll turn the call over to Second Sight’s Chairman, Dr. Bob Greenberg.

Bob: Introduction

Thank you, Lisa. Good afternoon, everyone, and thank you for joining us to on today’s call. Before we begin our business discussion, I’d like to say a few words about Alfred Mann, who as you all know, passed away last week. Al was not only the co-founder of Second Sight, he was a consummate inventor, entrepreneur, philanthropist, and a close personal friend. He was a truly extraordinary individual whose life’s work changed people’s lives for the better in many ways, and inspired so many of us to follow his lead.

Al was a true visionary whose foresight and leadership made possible what was unimaginable to most. I am thankful for his mentorship and friendship. And, while we are all deeply saddened by his passing, we are honored to be continuing his legacy with the important work we are doing at Second Sight.

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So, let me share with you what we accomplished in 2015 towards building Second Sight for a solid future. It was a busy and exciting first year for us as a public company. We made significant progress on the commercial expansion of our Argus II Retinal Prosthesis Systems, growing volume 159% to 75 total implants for the year compared to 29 in 2014. In line with our volume growth, our revenue was up 164% to $8.9 million for the full year.

We significantly expanded our commercial footprint, adding 15 new implanting centers during the year. We had 33 centers of excellence worldwide at the end of 2015, nearly double the 18 centers we had at the end of 2014. Growing the number of implanting centers and increasing reimbursement coverage globally are key aspects of our commercialization strategy.

Argus II remains the first and only FDA-approved medical device for the totally blind, and the only device that has demonstrated long-term safety and benefit. We are the leading platform technology for the blind, supported by more than 16 years of research and development, more than 170 implants since 2002, and protected by a very substantial patent portfolio consisting of 344 approved patents and 155 pending applications in the US and abroad at year end. Our closest competitors are many years behind us, particularly in the US. Alternative approaches, like gene therapies and stem cell research, are still years away from commercialization, and none has shown the ability to restore vision to patients with complete blindness. We have an exceptional edge in this market.

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And, while we have a clear market lead today, we will continue to innovate so that we can keep our technological and clinical advantage well into the future. And, we believe there are multiple exciting opportunities to reach larger populations with our platform. We aim to do this in three ways.

•	First, by enhancing our existing Argus II technology;

•	We plan to file for regulatory approval this year for our next generation externals – new glasses and video processor. We are also doing R&D work on advanced software enhancements, retinal stimulation protocols, and next generation implants.

•	Second is our goal of entering the AMD market. The feasibility clinical trial was initiated last year and we now have enrolled four of the five subjects and have identified and are scheduling the fifth patient.

•	And, lastly by expanding into direct cortical stimulation with the Orion I technology.

Will is going to discuss the business in greater detail shortly. But first, Tom Miller, our CFO, will review our fourth quarter and full year financial results. Tom?

Tom – Financials

Thanks, Bob.

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For the fourth quarter of 2015, our revenue was $2.4 million, up 55% compared to $1.5 million in the fourth quarter of 2014. This increase in revenue was due to growth in implant volumes from 15 in the fourth quarter of 2014 to 21 in the fourth quarter of this year, and to slightly higher revenue per implant in the fourth quarter of 2015. For the full year, revenues increased by 163% to $8.9 million, compared to $3.4 million in 2014, driven by the increase in implants from 29 to 75 in 2015.

Our margins in Q4 were 29% compared to 7% in the prior year quarter, reflecting economies of scale from growing volume. For the full year, margins were 41%.

Our operating expenses in the fourth quarter were $6.2 million, versus $5.7 million for the same period last year. R&D costs were $547,000, a decrease of 60% from the prior year fourth quarter mainly due to recognition of $570,000 of grant revenue in the fourth quarter compared to none in the prior year. Clinical and regulatory costs increased to $966,000 compared to $684,000 in the prior year quarter due to higher costs associated with post-market and clinical studies. Selling, general and administrative costs increased by 29% to $4.7 million compared to $3.6 million in the prior year quarter, driven by additional investment in our commercial activities, higher compensation and stock-based compensation costs, and the costs of being a public company.

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For the full year, our operating expenses were $23.7 million, up 12.5% over 2014. R&D costs were $3.0 million net of grants, down 40% as a result of applying $1.8 million of grant revenue in the current year compared to none in the prior year. Clinical and regulatory costs were up 34% to $3.5 million, largely due to the higher cost of our post-market and clinical studies. Our selling, general and administrative costs increased by 28% for the year to $17.2 million compared to $13.4 million in 2014. These figures are in line with our expectations, and are a necessary part of doing business as a public company and executing our strategy to scale our business for better penetration in global markets.

Our net loss for the fourth quarter was $5.5 million, or 15 cents per share, compared to a net loss of $13.6 million, or 46 cents per share, for the same period last year. The full-year net loss was $20.0 million, or $0.56 cents per share, versus a net loss of $35.2 million, or $1.41 per share, in 2014.

In the fourth quarter we recorded non-cash charges of $860,000, consisting of stock-based compensation. This compares to non-cash charges of $8.4 million in the fourth quarter of 2014, which included $7.0 million for the write-off of unamortized debt issuance costs related to the convertible debt we had outstanding prior to the IPO.

Excluding non-cash items, our non-GAAP net loss for the fourth quarter of 2015 was $4.6 million, or 13 cents per share, compared to a non-GAAP net loss of $5.1 million, or 17 cents per share, in the fourth quarter of 2014. For the full year 2015, we recorded a non-GAAP net loss of $17 million, compared to a non-GAAP net loss of $19 million in 2014.

A full reconciliation of our GAAP net loss to our non-GAAP net loss, including a per-share reconciliation, can be found in the tables at the end of our earnings release.

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Turning to the balance sheet, as of December 31, 2015, we had $16 million of cash and money market funds and no debt.

At the end of January 2016, we filed a registration statement for a rights offering to raise up to approximately $20 million. We anticipate closing the subscription period in the second quarter.

We estimate we currently have sufficient cash on hand to last into the fourth quarter of 2016. If the offering is fully subscribed, we would expect to have sufficient cash to last beyond the end of fiscal 2017.

With that, I’ll turn the call over to Will.

Will – Review / Outlook

Thanks, Tom. 2015 was an exciting year for Second Sight. We more than doubled the number of implants performed in 2015 compared to 2014. We grew the number of centers staffed and trained to implant our technology to 33 across a broadening geographic footprint. We also expanded reimbursement and ended 2015 with Medicare coverage in 16 states, covering approximately 33% of the Medicare beneficiary population. Finally, we achieved meaningful milestones on our R&D and clinical programs.

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In 2016 we plan to build on this foundation to grow our commercial footprint, grow reimbursement coverage and achieve an appropriate payment rate in the US, expand patient outreach programs, enhance the Argus II technology, and explore the potential of our technology for the AMD market and more broadly in direct cortical stimulation.

As we look at our 2016 commercial strategy, our footprint expansion in the US and abroad will continue. Emphasis will be placed on adding centers in regions of the US or Europe where we have or expect reimbursement in the near future. We also intend to broaden our reach into promising new geographical areas as evidenced by our recent partnership to distribute the Argus II in Argentina.

We also recognize the need to support existing centers. We are expanding our patient outreach programs in order to identify new, qualified candidates who are then directed to one of our implanting centers for evaluation. After a thorough review of our U.S. patient interest list that included contacting everyone on the list, we now have identified over 150 candidates. We expect this list to grow as our local marketing efforts are beginning to show very positive results.

Our drive for increased reimbursement coverage remains a priority. Today we have five of the 12 Medicare Administrative Contractor, or MAC jurisdictions reimbursing Argus II procedures for traditional Medicare fee for service patients. Our most recent MAC success was the decision by First Coast Service Options, which includes Florida, Puerto Rico and the U.S. Virgin Islands, to cover Medicare patients on a case by case basis. We are actively engaged with the remaining seven MAC jurisdictions who have not yet made an affirmative decision regarding Argus II, and are optimistic that we will obtain additional positive coverage decisions. We will certainly update you on this in due course. In the meantime, we continue to work on facilitating pre-authorizations for Medicare Advantage and commercial patients. In 2015, our success rate was approximately 90%. Since launch, 24 different private insurance or Medicare Advantage plans have approved implants on a case-by-case basis. In Europe, we continue to enjoy coverage in France, Germany and two regions in Italy.

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While we continue to make progress on reimbursement, we did experience a setback with CMS payment rates for outpatient procedures in 2016. Based on limited data that was derived from incorrectly billed claims, the outpatient reimbursement rate was set at $95,000 for the device and procedure. This was approximately $50,000 less than our average selling price in 2015. We remain engaged with CMS concerning the 2016 payment rate but, at this point, are running our business with the expectation that outpatient reimbursement will be $95,000 for the remainder of 2016.

Based on market feedback, the status of our discussions with CMS and our desire to make this life-changing technology available to all qualified patients, we are now temporarily discounting to facilitate U.S. hospitals providing the Argus II to patients. Prior to offering these discounts, our business was negatively impacted during the first two months of 2016 by the delta between our selling price and the 2016 payment rate for Medicare patients. More specifically, we believe at least 3 or 4 Medicare cases and one planned implanting center opening were delayed due to reimbursement concerns. Given these reimbursement concerns in the U.S. and the inherent variability in our results, we expect Q1 to be down sequentially from Q4. With U.S. discounts in place, we should see implants rebound in upcoming quarters as we open new centers, qualify more patients and benefit from expanded reimbursement coverage.

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We are also in active discussions with CMS concerning the reimbursement rate for 2017 and beyond. As previously outlined, we believe the 2017 reimbursement rate will improve as it will be based on claims data from 2015. In fact, CMS just posted preliminary OPPS cost data which showed the mean cost of Argus to be $165,000 from the 2015 claims currently in their database. As a reminder, this is the dataset that will ultimately be used to set rates for 2017. In parallel, we will propose to CMS changes to reimbursement policy for high cost, low volume devices such as ours that we believe would lead to more stable and appropriate reimbursement rates (in other words rates that are not too high nor too low).

Recent clinical publications are critical to supporting our ongoing reimbursement efforts. Last week, five-year data based on our original multi-center trial confirmed the continued safety and efficacy of our implants. This data, presented by Dr. Handa of the Johns Hopkins University Wilmer Eye Institute at the 39th Annual Macula Society Meeting, represents over 200 cumulative patient-years of clinical trial follow-up and demonstrated the ability for the retinal prosthesis to improve visual function over an extended duration. As reported by Dr. Handa, visual function and functional vision performance was improved with the System ON compared to System OFF, and these results were stable out to five years post-implant. The data supported previously published three-year study results from the same patient cohort, which appeared in the journal Ophthalmology last June.

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Last month, we announced the publication of a separate 3-year FLORA study of 26 patients which measured the functional vision abilities of the subjects when using the device. In that study 24 of 35 tasks, or 69 percent, showed a statistically significant improvement in the outcome when using the device. The availability of additional peer-reviewed studies that support the long-term safety, reliability and benefit of the Argus II design should aid our efforts in securing reimbursement. In 2016, we expect a total of three papers concerning various aspects of the Argus II to be submitted for publication.

Turning to R&D. We will continue investing to make our technology even better. We plan to file for FDA approval and CE mark regulatory clearance for our next generation externals before year end. The externals consist of eyewear, camera and a new video processing unit or (VPU). The new VPU will deliver 25x the processing power of today’s VPU, allowing more sophisticated software enhancements and retinal stimulation techniques. Ultimately these improvements will increase the performance of Argus II and potentially allow expansion into a larger patient pool that includes better sighted individuals.

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In addition, we are pursuing new indications for Argus II that will allow us to reach new populations of low-vision patients, such as those with dry-AMD. Four of our five subjects have been enrolled in our dry-AMD pilot study initiated last year and the center has identified the potential fifth subject. All subjects will be evaluated over a six-month period. We will finalize our go-forward strategy after patient performance is more fully known and in consultation with our physician and scientific advisors.

We have also spoken in the past about expanding into direct cortical stimulation. We believe there is a significant opportunity to leverage our existing Argus technology to bypass the optic nerve and directly stimulate the visual cortex. We expect to have fully active animal implants in Q2 and our goal is to submit an IDE to the FDA before year end leading to a human feasibility study in early 2017. If successful, this would potentially treat vision loss in a subset of the approximately 5.8 million individuals blinded by causes such as trauma, glaucoma, optic nerve disease and other currently untreatable causes.

In order to maximize our financial flexibility to fund our commercial and R&D activities for the next few years, we filed a rights offering in January which allows us to raise up to approximately $20 million, fully subscribed. We expect to close in Q2 2016. The additional cash will provide us with the necessary runway to execute our strategic goals for 2016 and beyond.

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So to recap, our objectives for the year include:

•	Securing reimbursement coverage with additional MACs in the U.S. as well as other key markets globally,

•	Restoring a higher reimbursement rate in the US for Medicare Fee For Service patients in 2017 and beyond

•	Expanding our global footprint by continuing to grow the number of implanting centers and entering additional markets

•	Improving the Argus II technology, including significant R&D milestones for the next generation externals and advanced software,

•	Completing enrollment of the Dry Age-Related Macular Degeneration feasibility clinical trial and finalizing a go forward strategy, and

•	Completing animal testing and filing the IDE application with the FDA to test the Orion in humans.

Overall, we are encouraged by the interest in our technology and the foundation we are building. More than 16 years of ongoing technological investment, growing evidence of the safety, reliability and longevity of our technology, and a very extensive patent portfolio protecting our work, support our position as the dominant industry player for the foreseeable future. I am honored and proud to have joined such a dynamic and innovative company at this important time. Over the last six months, I’ve had the pleasure of engaging with dedicated, hardworking professionals at all levels of our organization. We have a great team in place with the right expertise to bring Second Sight to new levels of success.

With that, I’d like to open the call for questions. Operator, please go ahead with the instructions.

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Operator: (customary instructions)

Will – Closing Remarks

Thank you all, again, for joining us today, and thank you to our shareholders for helping us make the dream of sight a reality for blind individuals worldwide. Have a great day.

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